Qualstar Reports Fiscal 2010 Third Quarter Results

SIMI VALLEY, CA -- (Marketwire - May 13, 2010) - Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the third quarter of fiscal 2010 ended March 31, 2010.

Fiscal 2010 Third Quarter Financial Results

Revenues for the third quarter of fiscal 2010 were $4.0 million, compared to $4.1 million for the same quarter of fiscal 2009, a decrease of $0.1 million or 2.3 percent. Loss from operations remained comparable at $0.9 million for the third quarters of fiscal 2010 and fiscal 2009. Net loss was $0.8 million or $(0.07) per basic and diluted share, compared to a net loss of $0.7 million or $(0.06) per basic and diluted share for the third quarter of fiscal 2009.

Tape library segment revenues were $2.1 million for the quarter, compared to $3.1 million for the same quarter of the prior year, a decrease of $1.0 million, or 31.2 percent. Power supply segment revenues of $1.9 million for the quarter increased by $0.9 million, or 83.7 percent, compared to $1.0 million in the same quarter of the prior year.

Gross profit decreased to $1.2 million, or 30.1 percent of net revenues, for the three months ended March 31, 2010, from $1.4 million, or 34.3 percent of net revenues, for the three months ended March 31, 2009. The decrease in gross profit percentage is attributed to a change in product mix, an increase in inventory reserves, and lower absorption of labor and overhead.

Research and development expenses for the third quarter of fiscal 2010 were comparable at $0.8 million to the third quarter of fiscal 2009. Sales and marketing expenses were $0.6 million, or 14.9 percent of revenues, compared to $0.7 million, or 16.6 percent of revenues, in the corresponding period last year. The decrease in sales and marketing expense was due to a decrease in advertising and promotion and miscellaneous expenses. General and administrative expenses in the third quarter of fiscal 2010 were $0.7 million, or 17.1 percent of revenues, compared to $0.8 million, or 20.5 percent of revenues, for the same period last year. The decrease in general and administrative expense was primarily due to a decrease in compensation related to reductions in personnel and bad debt expense, partially offset by an increase in legal expense.

Commenting on the third quarter results, Bill Gervais, president and chief executive of Qualstar said, "Third quarter revenues of $4.0 million were within our expected guidance range and increased more than 11 percent on a sequential quarter basis. During the quarter, we continued to experience solid demand for our XLS enterprise class libraries with a total of 14 XLS units shipped to a broad array of end users. Through the first nine months of fiscal 2010, revenues from our XLS family have increased more than 70 percent compared to the same period last year and have helped to offset lower demand for our legacy library products. In addition, I am also pleased with our N2Power business, which generated $1.9 million in third quarter revenues, an all-time record for a single quarter. Looking ahead, we expect that N2Power will continue to benefit from increasing worldwide interest in small, high efficiency power supplies."

Fiscal 2010 Nine-Month Financial Results

Qualstar reported revenues of $11.3 million for the first nine months of fiscal 2010, compared with $14.1 million for the first nine months of fiscal 2009. The Company's net loss for the first nine months of fiscal 2010 was $2.5 million or $(0.21) per basic and diluted share, compared with a net loss of $1.3 million, or $(0.11) per basic and diluted share, in the first nine months of fiscal 2009.

Cash, cash equivalents and marketable securities were $24.8 million at March 31, 2010, down from $27.7 million at June 30, 2009. Inventory at March 31, 2010 was $5.0 million, compared to $5.8 million at June 30, 2009.

Common Stock Dividend

Qualstar's Board of Directors did not declare a dividend in May. Ongoing dividends are evaluated on a quarter-by-quarter basis. Given the state of the economy, the Board conservatively elected in favor of preserving capital this quarter.

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2010 third quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 877-941-2930 or 480-629-9726. An audio replay will be available through May 20, 2010, by calling 800-406-7325 or 303-590-3030, and entering access code 4297419.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold and supported worldwide by a network of Value Added Resellers and OEM's to backup, archive and protect data from accidental or catastrophic losses. The Company's N2Power brand of high efficiency power supplies is sold to OEM manufacturers, where very high electrical efficiency is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

                           QUALSTAR CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share data)
                               (Unaudited)

                                    Three Months Ended  Nine Months Ended
                                        March 31,           March 31,
                                      2010      2009      2010      2009
                                    --------  --------  --------  --------

Net revenues                        $  4,003  $  4,098  $ 11,279  $ 14,123

Cost of goods sold                     2,797     2,694     7,916     9,362
                                    --------  --------  --------  --------

Gross profit                           1,206     1,404     3,363     4,761
                                    --------  --------  --------  --------

Operating expenses:
  Research and development               790       807     2,401     2,315
  Sales and marketing                    598       679     1,766     2,127
  General and administrative             685       842     2,001     2,410
                                    --------  --------  --------  --------
     Total operating expenses          2,073     2,328     6,168     6,852
                                    --------  --------  --------  --------

Loss from operations                    (867)     (924)   (2,805)   (2,091)

Investment Income                         70       210       259       781
                                    --------  --------  --------  --------

Loss before income taxes                (797)     (714)   (2,546)   (1,310)

Benefit for income taxes                   -         6         -         4
                                    --------  --------  --------  --------

Net loss                            $   (797) $   (720) $ (2,546) $ (1,314)
                                    ========  ========  ========  ========

Loss per share:
                                    --------  --------  --------  --------
  Basic and Diluted                 $  (0.07) $  (0.06) $  (0.21) $  (0.11)
                                    ========  ========  ========  ========

Shares used to compute loss per
 share:
                                    --------  --------  --------  --------
  Basic and Diluted                   12,253    12,253    12,253    12,253
                                    ========  ========  ========  ========

                                    --------  --------  --------  --------
Cash dividends declared per common
 share                              $      -  $   0.06  $   0.12  $   0.18
                                    ========  ========  ========  ========

                           QUALSTAR CORPORATION
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                     March 31,   June 30,
                                                       2010        2009
                      ASSETS                        (Unaudited)  (Audited)
                                                    ----------- -----------

Current assets:
  Cash and cash equivalents                         $     1,230 $     3,749
  Marketable securities, short-term                      13,011      16,856
  Receivables, net of allowance for doubtful
   accounts of $62 as of March 31, 2010 and
   $85 as of June 30, 2009                                2,745       2,305
  Inventories, net                                        5,031       5,822
  Prepaid expenses and other current assets                 327         397
                                                    ----------- -----------

       Total current assets                              22,344      29,129
                                                    ----------- -----------

Property and equipment, net                                 284         361
Marketable securities, long-term                         10,529       7,056
Other assets                                                 46          46
                                                    ----------- -----------

       Total assets                                 $    33,203 $    36,592
                                                    =========== ===========

       LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
  Accounts payable                                  $     1,409 $       649
  Accrued payroll and related liabilities                   412         505
  Other accrued liabilities                                 944         894
                                                    ----------- -----------

       Total current liabilities                          2,765       2,048
                                                    ----------- -----------

Other long-term liabilities                                  34          34
Commitments and contingencies
Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 shares issued and outstanding
   as of March 31, 2010 and June 30, 2009                18,822      18,798
  Accumulated other comprehensive income                     54         168
  Retained earnings                                      11,528      15,544
                                                    ----------- -----------
       Total shareholders' equity                        30,404      34,510
                                                    ----------- -----------

       Total liabilities and shareholders' equity   $    33,203 $    36,592
                                                    =========== ===========

For more information, contact:

William J. Gervais
President & CEO
Qualstar Corporation
(805) 583-7744
gervais@qualstar.com

Lasse Glassen
General Information
Financial Relations Board
(213) 486-6546
lglassen@mww.com